Exhibit 10.1

McorpCX, Inc.

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into by and between McorpCX, Inc. and Tricia Tomko (“Consultant”) effective as of November 6, 2018. McorpCX and its affiliates are referred to herein individually and collectively as the “Company.”

1.	Consulting Relationship.

(a)     Services. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company that the Company may authorize by execution of a Statement of Work (“SOW”), the form of which is attached to this Agreement as Exhibit A. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company. Consultant shall perform the Services as requested by and for the benefit of the affiliates of the Company and shall promote and protect their respective interests to the same extent as the interests of the Company without additional compensation. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services.

(b)     Statements of Work. Each SOW shall be issued in accordance with the terms of this Agreement, and will contain, where appropriate, the project name, description, and compensation. All SOWs or other forms of written authorization shall be subject to the terms and conditions set forth in this Agreement. In the event any conditions contained in an SOW conflict with any terms, conditions, or clauses in this Agreement, or there is an ambiguity between the SOW and this Agreement, then the provisions of this Agreement shall govern, unless clearly and specifically stated otherwise in the SOW.

2.     Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in the SOW.

3.     Expenses. Unless specified in the applicable SOW, Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior written consent of the person designated as Company’s Consultant Contact in the SOW. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4.     Term and Termination. This Agreement shall commence on the later date set forth on the signature page and remain in effect until terminated by Company or Consultant at any time upon written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination. Either party may terminate this Agreement immediately upon the other party’s default in performance or material breach of this Agreement, including but not limited to Consultant’s obligations under the Confidential Information and Invention Assignment Agreement between the Company and Consultant.

5.     Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a)     Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit B (the “Confidentiality Agreement”).

(b)     No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company’s CEO.

(c)     No Benefits. Consultant acknowledges and agrees that Consultant (or Consultant’s employees, if Consultant is an entity) will not be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, if Consultant is an entity) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(d)     Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

6.     Supervision of Consultant’s Services. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s CEO. Consultant will be required to report to the person designated as Company’s Consultant Contact in the applicable SOW concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the CEO.

7.     Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit B Attachment B attached hereto). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information and a period of time sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8.     Confidentiality Agreement. Consultant has signed or shall sign, a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit B (the “Confidentiality Agreement”) prior to or on the date on which Consultant’s consulting services with the Company commences. In the event that Consultant is an entity or otherwise will be causing individuals in its employ or under its supervision to participate in the rendering of the Services, Consultant warrants that it shall cause each of such individuals to execute a Confidentiality Agreement in the form attached as Exhibit B.

9.     Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10.     Miscellaneous.

(a)     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(b)     Assignment; Succession. This Agreement shall not be assignable by Consultant, and any attempt by Consultant to assign this Agreement in whole or in part shall be void and of no force or effect. This Agreement may be assigned by Company without any restriction of any kind. The provisions of this Agreement inure to the benefit of, and are binding upon, Consultant’s heirs, representatives, executors, successors, assigns, and administrators, and shall inure to the benefit of Company and its representatives, successors, and assigns.

(c)     Entire Agreement. This Agreement represents the entire agreement between the parties regarding its subject matter, and supersedes all prior arrangements, contracts, or understandings between the parties relating to or concerning the subject matter hereof. No representations, warranties, inducements, or oral agreements have been made by Company or Consultant except as expressly set forth herein.

(d)     Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in writing and duly executed by the party to be bound thereby. Furthermore, no evidence of any modification or waiver shall be offered or received as evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The provisions of this Section may not be waived except as set forth herein. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof.

(e)     Interpretation; Headings. This Agreement was the joint, negotiated product of the parties. Therefore, neither party shall advance a position that any provision hereof should be more strictly construed against the other party on the basis that such other party prepared such provision. As used in this Agreement, the term “including” shall mean “including, without limitation”, and the term “includes” shall mean “includes, without limitation”. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the interpretation of this Agreement. Recitals are incorporated into this Agreement in their entirety by this reference.

(f)     Hold Harmless. Consultant shall indemnify and hold Company free and harmless from any obligation, cost claim, judgment, attorneys’ fees, and attachments arising from, growing out of, or in any way caused by the Consultants negligence or willful misconduct relating to the services rendered by Consultant to Company under this Agreement. Company shall indemnify and hold Consultant free and harmless from any obligation, cost claim, judgment, attorneys’ fees, and attachments arising from, growing out of, or in any way connected with the services rendered by Consultant for Company including any personal liability that may be incurred related to withholding, sales or excise taxes, or SEC and OSC regulations. Consultant shall be indemnified and become a party under any indemnification agreement between the Company and its officers and directors in a similar manner as if Consultant was an employee holding the office of Chief Financial Officer of the Company and shall be a named insured under the Company’s Directors and Officers Insurance policy(ies).

(g)     Remedies; Cumulative Rights. Consultant acknowledges and agrees that any actual or threatened breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to temporary and permanent injunctive relief with respect thereto in addition to any other remedies, including monetary damages and/or punitive damages. If any action is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. Unless otherwise provided herein, all rights, powers, privileges, and remedies conferred upon the parties by law, this Agreement, or otherwise shall be cumulative.

(h)     Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the conflict of law provisions thereof. The parties consent and submit to the exclusive jurisdiction and venue of the state courts located in San Francisco County, California and the federal courts located in San Francisco County, California for any dispute relating to the terms, interpretation, or performance of this Agreement.

(i)     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) the court shall have the power to modify the provision to the extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein or, if not possible, such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(j)     Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(k)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page to this agreement by facsimile or other electronic means shall be effective as delivery of a mutually-executed counterpart to the Agreement.

The parties have executed this Agreement on the respective dates set forth below.

McorpCX, Inc.	Tricia Tomko

By: /s/ Gregg Budoi	Signature: /s/ Tricia Tomko

Name: Gregg Budoi	Address: 30275 Jefferson Way

Title: CEO & President	Westlake, OH 44145

Date: 11-6-2018	Date: 11-6-2018

EXHIBIT A

Form of Statement of Work (SOW) #1

Consultant Name: Tricia Tomko

Agreement Name: McorpCX, Inc. Consulting Agreement (“Agreement”)

Agreement Date: November 6, 2018

Project Name: CFO for McorpCX, Inc.

SOW Effective Date: November 6, 2018

This Statement of Work (“SOW”), is entered into by and between McorpCX, Inc. and Tricia Tomko (“Consultant”) effective as of the SOW effective date above, and will serve as the Company’s approval for the Consultant to begin work on the project described in the following:

1.     Description of Services.

a.	Project Overview

Provide advisory services and fulfill the role of CFO.

b.	Project Scope

Provide strategic advisory services to the company leadership team and oversee the quarterly and annual public company filings.

2.     Supervisor.

Consultant shall report directly to Gregg Budoi, an employee of Company, and defined as the Company’s Consultant Contact.

3.     Equipment.

The Company shall supply Consultant with the following Equipment: N/A

4.     Compensation.

For Services rendered by Consultant under this Agreement, the Company shall compensate Consultant as follows:

Consultant shall be paid $150.00 per hour.

Consultant shall submit weekly invoices by email to the Company’s accounting contact at vrussell@mcorp.cx. These invoices will be paid at the end of each month.

5.     Expenses.

The Company shall reimburse Consultant for any approved out of pocket expenses to fulfill this SOW.

Any travel expenses must be pre-authorized and any such invoices shall be due 30 days after receipt.

Consultant shall submit expense reports by email to the Company’s accounting contact at vrussell@mcorp.cx. These invoices will be paid at the end of each month.

6.     Other Terms.

This Statement of Work is entered under and subject and pursuant to the Agreement between the Company and the Consultant. Any capitalized terms not defined in this Statement of Work shall have the meanings ascribed to them in the Agreement. This Statement of Work supplements and incorporates by reference the relevant terms of the Agreement. The parties have executed this Statement of Work on the respective dates set forth below.

McorpCX Inc.	Tricia Tomko
By: /s/ Gregg Budoi	Signature: /s/ Tricia Tomko
Title: CEO & President	Address: 30275 Jefferson Way
Name: Gregg Budoi	Westlake, OH 44145
Date: 11-6-2018	Date: 11-6-2018

EXHIBIT B

McorpCX, Inc.

Confidential Information and

Invention Assignment Agreement

As a condition of the undersigned Consultant becoming retained as a consultant (or the consulting relationship being continued) by McorpCX, Inc. or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of Consultant’s consulting relationship with the Company and Consultant’s receipt of the compensation now and hereafter paid to Consultant by the Company, Consultant agrees to the following:

1.     Consulting Relationship. Consultant understands and acknowledges that this Agreement does not alter, amend or expand upon any rights Consultant may have to continue in a consulting relationship with, or in the duration of Consultant’s consulting relationship with, the Company under any existing agreements between the Company and me, including but not limited to the consulting agreement entered into by and between the Company and Consultant (the “Consulting Agreement”), or under applicable law. Any consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.     Confidentiality.

(a)     Confidential Information. Consultant understands that “Confidential Information” means any information treated and/or maintained by the Company or any other person as confidential and/or proprietary, whether oral or written or in tangible form, and whether or not it is designated or otherwise marked as confidential or proprietary, including trade secrets, non-public intellectual property and other property rights, as well as technical data, trade secrets or know-how, including, but not limited to, research, present and future methodologies, business development and product plans, products, services, suppliers, employees, , vendors, contractors, client and customer lists and clients and customers (including, but not limited to, clients and customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets, forecasts, market testing, specifications, configurations, designs, drawings, apparatuses, sketches, data, any and all confidential or proprietary business information and interests protectable under applicable law, or other information all of the aforementioned “Confidential Information” which was disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Consultant during the period of the Relationship, whether or not during working hours. Consultant understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Consultant further understands that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved or Confidential Information that was known by the Consultant prior to the Effective Date of this Agreement.

(b)     Ownership; Nondisclosure. Consultant agrees at all times during the term of Consultant’s Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform Consultant’s obligations to the Company under the Relationship, or to disclose to any third party without written authorization of the Company, any Confidential Information of the Company which Consultant obtains or creates. Consultant agrees that Consultant’s relationship with Company does not vest in Consultant any interest in any Confidential Information, other than the right to use Confidential Information in the regular course of discussions or as necessary to perform Consultant’s duties and obligations under any written agreement with Company relating to the Relationship in accordance with the terms and conditions of such agreement, and that the use or duplication of Confidential Information in any other business or for any other purpose would constitute an unfair method of competition. Consultant acknowledges and agrees that all Confidential Information, regardless of whether or when created or received by Consultant, belongs to Company, a client, or any of their respective affiliates or suppliers, may contain trade secrets belonging to Company, a client, or any of their respective affiliates or suppliers, and is disclosed to Consultant or authorized for Consultant’s use solely on the condition that Consultant agree, and Consultant hereby does agree, that Consultant: (i) will not use Confidential Information, directly or indirectly, in any other business or capacity or for Consultant’s own or any other person’s benefit or purpose, except as permitted by this Agreement or as authorized in writing by Company; (ii) will maintain the absolute confidentiality of Confidential Information during and after the term of discussions, the Relationship, and at any later time; (iii) will not make unauthorized copies of any portion of Confidential Information disclosed in written form or any other form that may be copied or duplicated; and (iv) will adopt and implement all reasonable procedures that either Company or any client may prescribe from time to time to prevent unauthorized use or disclosure of Confidential Information, including restrictions on disclosure to Company employees or suppliers, and the use of non-disclosure and non-competition agreements that Company or any client may prescribe or approve for Consultant’s shareholders, partners, members, officers, managers, directors, employees, independent contractors, agents, or representatives who may have access to Confidential Information.

(c)     Use And Return. Consultant agrees that all Confidential Information and all other information, documents, and things (such as, but not limited to, programs, software, files, documentation, reports, lists, computers, peripherals, books, manuals, supplies, equipment, e-mail messages, and voice mail messages) that Consultant make or that come into Consultant’s possession by reason of discussions or the Relationship are the property of Company, a client, or their respective affiliates or suppliers (and are not Consultant’s property). Consultant agrees that Consultant will not use them in any way except in the regular course of discussions or as necessary to perform Consultant’s duties and obligations under any written agreement with Company relating to the Relationship in accordance with the terms and conditions of such agreement, and Consultant agrees that Consultant will return them to Company promptly upon request of Company. Consultant agrees that Consultant will not take, reproduce, or retain originals of any Confidential Information or any information, documents, or things of Company, any client, or any of their respective affiliates without the express written permission of Company.

(d)     Unauthorized Disclosure. Consultant shall notify Company immediately upon the discovery of any unauthorized use or disclosure of any Confidential Information, and will cooperate with Company in every reasonable way to assist Company in regaining possession of the Confidential Information and in preventing its further unauthorized use or disclosure.

(e)     Compelled Disclosure. If Consultant is required to disclose any Confidential Information by order of a court or other legal authority, or by operation of law, Consultant will give Company prompt written notice thereof, and will consult and cooperate with Company and provide reasonable assistance as requested by Company in its efforts to prevent or narrow the disclosure or to obtain a protective order, decree, or other reliable assurance that confidential treatment will be accorded the information disclosed. To the fullest extent permitted by law Consultant will continue to protect as confidential and proprietary under this Agreement all Confidential Information disclosed in response to a court order, subpoena, regulation, or other process of law.

(f)     Prior Obligations. Consultant represents that Consultant’s performance of all terms of this Agreement as a consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior or subsequent to the commencement of Consultant’s Relationship with the Company, and Consultant will not disclose to the Company, or use, any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant will not induce the Company to use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. If Consultant uses Consultant’s own inventions, trade secrets, or other proprietary information, by doing so, Consultant automatically confers on Company the unrestricted right to use freely all such information.

(g)     Third Party Information. Consultant recognizes that the Company has received and in the future will receive confidential or proprietary information from its clients, customers, licensees, employees, contractors, suppliers, vendors, licensors and other third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreement with such third party.

(h)     No Expectation of Privacy. Consultant agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, software, networking, or information processing systems (including computer files, e-mails, and voice mail messages), and that Consultant’s activity and any files and messages on or using any of these systems may be monitored at any time without notice.

(i)     Additional Obligations. Consultant acknowledges that Company may, from time to time, enter into or renew agreements with other persons, including federal, state, and local governments or agencies thereof, related to the Relationship that impose certain obligations or restrictions on Company regarding Confidential Information or other information identified in those agreements. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to honor the obligations of Company thereunder, including signing such confidentiality, non-disclosure, and other agreements as may be required by other persons or third parties as a condition to Company obtaining or using Confidential Information or other information identified in those agreements. Consultant further acknowledges that in connection with discussions or the Relationship, Consultant may come into possession or knowledge of the Confidential Information of another person in the absence of any agreement with that person regarding such information, and Consultant agree that in such event Consultant will protect and maintain the confidentiality of such Confidential Information to the same extent as Consultant is obligated to protect and maintain the confidentiality of Confidential Information under this Agreement and subject to the same restrictions on disclosure and use of Confidential Information set forth in this Agreement.

(j)     Competitive Use. Consultant agrees not to use any Confidential Information to compete with Company, either directly or indirectly, in any manner, during or after discussions or the Relationship at any time.

(k)     Disclaimer. PROPRIETARY INFORMATION IS PROVIDED OR OTHERWISE MADE AVAILABLE BY COMPANY HEREUNDER "AS IS," AND COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR OTHERWISE, REGARDING THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION. NEITHER COMPANY NOR ANY OF ITS AFFILATES, SUPPLIERS, OR CLIENTS SHALL BE LIABLE OR RESPONSIBLE FOR ANY ERRORS OR OMISSIONS IN, OR ANY DECISIONS MADE BY YOU IN RELIANCE ON, ANY CONFIDENTIAL INFORMATION DISCLOSED OR OTHERWISE MADE AVAILABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT.

3.     Inventions.

(a)     Inventions Retained and Licensed. Consultant has attached hereto, as Attachment A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to Consultant or belong to Consultant jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represent that there are no such Prior Inventions. If, in the course of Consultant’s Relationship with the Company, Consultant incorporates into a Company product, process or machine a Prior Invention owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)     Assignment of Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Consultant’s right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which Consultant is employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 3(e) below.

(c)     Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the term of Consultant’s Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. Consultant agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. Consultant agrees to return all such records (including any copies thereof) to the Company at the time of termination of Consultant’s Relationship with the Company as provided for in Section 4.

(d)     Patent and Copyright Rights. Consultant agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of Consultant’s mental or physical incapacity or unavailability or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works, or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. Consultant hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Consultant now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

4.     Returning Company Documents. Consultant agrees that, at the time of termination of Consultant’s Relationship with the Company, Consultant will deliver to the Company (and will not keep in Consultant’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items, developed by Consultant pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, Consultant agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5.     Notification to Other parties. Consultant hereby grants consent to notification by the Company to any other parties besides the Company with whom Consultant maintains a consulting or employment relationship, including parties with whom such relationship commences after the effective date of this Agreement, about Consultant’s rights and obligations under this Agreement.

6.     Solicitation of Employees, Consultants and Other Parties. Consultant agrees that during the term of Consultant’s Relationship with the Company, and for a period of twelve (12) months immediately following the termination of Consultant’s Relationship with the Company for any reason, whether with or without cause, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, consultants, suppliers, vendors or licensors to terminate their relationship with the Company, or take away, hire or otherwise engage the services of the Company’s employees, consultants or contractors or attempt to solicit, induce, recruit, encourage or take away employees, consultants or contractors of the Company, either for Consultant’s benefit or for any other person or entity. Further, for a period of twelve (12) months following termination of Consultant’s Relationship with the Company for any reason, with or without cause, Consultant shall not solicit or accept any business from any client, customer or licensee of the Company or the Company’s products, in each case, that were introduced by the Company to Consultant or are known to Consultant or reasonably should been known to Consultant, with respect to any business, products or services that (a) are competitive to the products or services offered by the Company, (b) Consultant knows or should reasonably know the Company intended or intends to offer its clients, customer or licensees, or (c) are under development as of the date of termination of Consultant’s Relationship with the Company.

7.     Representations and Covenants.

(a)     Facilitation of Agreement. Consultant agrees to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)     Conflicts. Consultant represents that Consultant’s performance of all the terms of this Agreement does not and will not breach any agreement Consultant has entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of Consultant’s Relationship with the Company. Consultant represent that Consultant do not presently perform or intend to perform, during the term of the Consulting Agreement, consulting or other services for, and Consultant is not presently employed by and have no intention of being employed by, companies who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Consulting Agreement (except for those companies, if any, listed on Attachment B attached hereto). If, however, Consultant decide to do so, Consultant agrees that, in advance of accepting such employment or agreeing to perform such services, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant propose to consult, become employed by, or otherwise provide services to, and provide information sufficient to allow the Company to determine if such work would conflict with the interests of the Company or further services which the Company might request of me.

(c)     Voluntary Execution. Consultant certifies and acknowledges that Consultant has carefully read all of the provisions of this Agreement and that Consultant understands and will fully and faithfully comply with such provisions.

8.     General Provisions.

(a)     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. The Parties consent and submit to the exclusive jurisdiction and venue of the state courts located in San Francisco County, California and the federal courts located in San Francisco County, California for any dispute relating to the terms, interpretation, or performance of this Agreement.

(b)     Entire Agreement; Waiver; Modification. This Agreement sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any Party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof.

(c)     Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision. In the event that any court or government agency of competent jurisdiction determines that, notwithstanding the terms of the Consulting Agreement specifying Consultant’s Relationship with the Company as that of an independent contractor, Consultant’s provision of services to the Company is not as an independent contractor but instead as an employee under the applicable laws, then solely to the extent that such determination is applicable, references in this Agreement to the Relationship between Consultant and the Company shall be interpreted to include an employment relationship, and this Agreement shall not be invalid and unenforceable but shall be read to the fullest extent as may be valid and enforceable under the applicable laws to carry out the intent and purpose of the Agreement.

(d)     Successors and Assigns. This Agreement is not assignable by Consultant, other than to a legal entity formed and wholly owned by Consultant, and any attempt by Consultant to assign this Agreement in whole or in part shall be void and of no force or effect. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives, and Consultant’s successors and assigns, including, in the event that Consultant is an entity, any successor entity, and will be for the benefit of the Company, its successors, and its assigns.

(e)     Survival. The provisions of this Agreement will survive any termination of the Relationship for any reason, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Consultant’s part. Consultant agrees Company may communicate Consultant’s obligations under this Agreement to any third party.

(f)     ADVICE OF COUNSEL. CONSULTANT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, CONSULTANT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND CONSULTANT HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(g)     Interpretation; Headings. This Agreement was the joint, negotiated product of the Parties. Therefore, neither Party shall advance a position that any provision hereof should be more strictly construed against the other Party on the basis that such other Party prepared such provision. As used in this Agreement, the term “including” shall mean “including, without limitation”, and the term “includes” shall mean “includes, without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the interpretation of this Agreement. Recitals are incorporated into this Agreement in their entirety by this reference.

(h)     Remedies; Cumulative Rights.   Consultant acknowledges and agrees that any actual or threatened breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to temporary and permanent injunctive relief with respect thereto in addition to any other remedies, including monetary damages and/or punitive damages. If any action is brought to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable costs and attorneys’ fees. Unless otherwise provided herein, all rights, powers, privileges, and remedies conferred upon the Parties by law, this Agreement, or otherwise shall be cumulative.

(i)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page to this agreement by facsimile or other electronic means shall be effective as delivery of a mutually-executed counterpart to the Agreement.

The parties have executed this Agreement on the respective dates set forth below:

McorpCX Inc.	Tricia Tomko
By: /s/ Gregg Budoi	By: /s/ Tricia Tomko
Name: Gregg Budoi	Name: Tricia Tomko
Title: CEO & President	Title: Chief Financial Officer
Date: 11-6-2018	Date: 11-6-2018

ATTACHMENT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED UNDER SECTION 3

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Consultant: /s/ Tricia Tomko

Print Name of Consultant: Tricia Tomko

Date:11-6-2018

ATTACHMENT B

LIST OF COMPANIES EXCLUDED UNDER SECTION 7(b)

___ No conflicts

___ Additional Sheets Attached

CONSULTANT: Tricia Tomko

By: /s/ Tricia Tomko

Name: Tricia Tomko

Title:  Chief Financial Officer

Date: 11-6-2018

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